Exhibit 3.1

Articles of Amendment
to
Articles of Incorporation
of

SkyPeople Fruit Juice, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)
(A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: ( BE SPECIFIC )

Section 1 of Article III of the Articles of Incorporation of SkyPeople Fruit Juice, Inc. (the “Company”) is hereby amended and hereafter restated to read in its entirety as follows:

Section 1.01 Authorized Stock. The total number of shares of common stock, par value $0.001 per share (the “Common Stock”), which the Company shall have authority to issue is 66,666,666. The total number of shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), which the Company shall have authority to issue is 10,000,000.

Section 1.02 Reverse Stock Split. Effective 9:00 A.M. Eastern Time, October 29, 2009 (the “Effective Time”), each 3 (three) shares of Common Stock of the Company (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically combined, reclassified and exchanged into two (2) shares of Common Stock of the Company (“New Common Stock”), without changing the par value of the shares of the Company (the “Reverse Split”).

No fractional shares of New Common Stock will result from or be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined, exchanged and reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined, exchanged and reclassified.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

The date of each amendment(s) adoption: July 31, 2009

Effective date if applicable: October 29, 2009 at 9: 00 A.M. Eastern Time
(no more than 90 days after amendment file date)

Adoption of Amendment(s)     (CHECK ONE)

☐   The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐   The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by.”
_____________________
       (voting group)

☒       The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐       The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

    Signature

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Yongke Xue
(Type or printed name of person signing)

Director and CEO
(Title of person signing)

FILING FEE: $35